Contact: Curt Stoelting CEO Pete Nicholson CFO ph: 630-573-7200

RC2 Reports Profitable Results for First Quarter 2009

Oak Brook, IL – April 21, 2009 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the first quarter ended March 31, 2009.  The Company reported net income for the first quarter 2009 of $1.8 million, or $0.10 per diluted share, compared with $2.0 million, or $0.11 per diluted share for the first quarter 2008. Excluding recall-related items, net income per diluted share for the first quarter 2009 was $0.11 compared with the first quarter 2008 of $0.16.

Net sales for the first quarter 2009 decreased by 7.5% to $86.3 million compared with net sales of $93.3 million for the first quarter a year ago.  Unfavorable fluctuations in foreign currency exchange rates reduced 2009 first quarter consolidated net sales by approximately 6%.  For the first quarter 2009, net sales of the mother, infant and toddler products category increased 2.4% as compared with the first quarter 2008 and net sales of the preschool, youth and adult products category decreased by 17.3% as compared with the first quarter 2008, which included $1.2 million of sales from discontinued product lines in 2008.

The 2009 first quarter gross margin decreased to 40.2% as compared with 45.6% in the prior year first quarter primarily due to less favorable product mix, unfavorable foreign exchange rates, and higher product costs which more than offset cost improvement initiatives and price increases.  On a sequential basis, first quarter 2009 gross margin was similar to the fourth quarter 2008 gross margin of 38.4%, which was negatively impacted by 230 basis points due to non-recurring items.

Selling, general and administrative expenses decreased to $29.7 million, or 34.5% of net sales, in the first quarter 2009 as compared with $37.9 million, or 40.6% of net sales, in the first quarter 2008, primarily due to the impact of the Company’s operating cost reduction plan implemented in the fourth quarter of 2008, lower costs that vary with sales and foreign currency, and lower recall-related items.

Operating income increased to $4.8 million in the first quarter 2009 from $4.4 million in the first quarter 2008.  Other expense, net decreased to $0.7 million during the first quarter 2009, from other (income), net of $(0.4) million in the year ago period primarily as a result of unfavorable currency transaction losses.

As of March 31, 2009 the Company’s cash balances were $27.8 million and outstanding debt was $76.3 million, down from $95.1 million at December 31, 2008.

Commentary
Curt Stoelting, CEO of RC2 commented, “First quarter sales continued to be negatively impacted by conservative retailer ordering and unfavorable foreign currency exchange translation.  For the quarter, our international sales increased 19% in local currencies but, due to unfavorable foreign currency exchange rates, declined by 9% when stated in U.S. dollars.  During the first quarter 2009, retail sell-through exceeded shipments in many product lines.

“Net sales in our mother, infant and toddler products category increased by over 2% in the first quarter, which is a good result considering the current economic conditions.  In this category, sales increases were generated in infant and toddler gear and feeding and care products marketed under our The First Years® brand, which were partially offset by sales declines in our infant toy product lines.  We continue to believe that in 2009 our mother, infant and toddler products category will continue to perform well relative to other consumer product categories.

“Excluding discontinued product lines, comparable net sales in our preschool, youth and adult category declined 15% in the first quarter with softness across almost all product lines.  On the positive side, sales of our Thomas& Friends Wooden Railway product line increased when compared with the prior year.

“We are seeing benefits from our focus on cost reduction and cash preservation.  In the first quarter we generated positive cash flow from operations, reduced inventory by approximately $7 million and paid down our outstanding debt by approximately $19 million.  The impact from our cost reduction plan helped to lower our first quarter operating expenses, which declined by over $8 million compared to prior year.  As expected, unfavorable foreign currency rates, higher product costs and sales mix had a negative impact on first quarter gross margins.  We expect product cost and currency trends to improve in the second half of 2009.

“Consistent with our strategic plan, we continue to invest in innovative new products that make parenting easier and more fun for the entire family.  We are on track with the planned second half launch of our all new Super WHY! product line.  Even in these difficult economic times we are planning to expand our Caring Corners® product line and extend our highly successful American Red Cross, Lamaze, John Deere and The First Years product lines.  In 2010, we anticipate improved economic conditions and have exciting new product launches planned for Chuggington®, Thomas & Friends Wooden Railway and Dinosaur Train, an all new preschool licensed property, which will soon be broadcast on PBS Kids.  We also expect growth in 2010 in our mother, infant and toddler products category.”

Stoelting concluded, “We continue to anticipate a difficult 2009, but remain focused on our long-term strategic plan, cost reduction, cash preservation and debt reduction.  We are confident that our experienced, proven management team will navigate these tough times while building toward sustainable growth in the future.”

2009 Financial Outlook
Sales and profits are dependent on a number of factors including the on-going success and expansion of our product lines, successful introductions of new products and product lines and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.  The Company continues to expect that full year 2009 diluted earnings per share will be approximately $1.35.   Additionally, the Company continues to expect that sales and diluted earnings per share estimates in the second quarter of 2009 may fall below prior year adjusted amounts.  The Company will provide an updated 2009 outlook when it reports its 2009 second quarter and six month results in July.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including reconciliations of diluted earnings per common share and adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the recall-related items were lower in the first quarter of 2009 as compared with the first quarter of 2008, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Reconciliation of Diluted Earnings Per Common Share" and "Calculation of Adjusted EBITDA" tables attached.

Adjusted EBITDA
Adjusted EBITDA is defined as recurring earnings before interest expense, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, adjusted EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, April 21, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve®(www.learningcurve.com) family of brands which includes The First Years® and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business of the expected termination of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese Renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; the effect of the reduced borrowing capacity in the Company’s new credit facility on the Company’s ability to access sufficient working capital, the risk that the Company may not have sufficient cash flows to comply with the payment terms of the new credit facility and the Company’s ability to comply with morerestrictive covenants in the new credit facility; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(in thousands, except per share data)

	Quarter Ended March 31,
	2009	% of Net Sales	2008	% of Net Sales
Net sales (1)	$86,268	100.0%	$93,290	100.0%
Cost of sales (2)	51,589	59.8%	50,768	54.4%
Gross profit	34,679	40.2%	42,522	45.6%
Selling, general and administrative expenses (2,3)	29,703	34.5%	37,873	40.6%
Amortization of intangible assets	196	0.2%	225	0.3%
Operating income	4,780	5.5%	4,424	4.7%
Interest expense	1,177	1.4%	1,464	1.6%
Interest income	(85)	-0.1%	(389)	-0.4%
Other expense (income), net	723	0.8%	(448)	-0.5%
Income before income taxes	2,965	3.4%	3,797	4.0%
Income tax expense	1,177	1.3%	1,796	1.9%
Net income	$1,788	2.1%	$2,001	2.1%
Earnings per common share:
Basic	$0.10		$0.11
Diluted	$0.10		$0.11

Weighted average shares outstanding:
Basic	17,248		17,912
Diluted	17,306		18,180

(1) Net sales includes $32 thousand of recall-related returns and allowances for the quarter ended March 31, 2008.
(2) Depreciation expense was $2.8 million and $3.1 million for the quarters ended March 31, 2009 and 2008, respectively.
(3) Selling, general and administrative expenses includes $0.3 million and $1.4 million of recall-related costs for the quarters ended March 31, 2009 and 2008, respectively.

Selected Consolidated Balance Sheet Data
	March 31, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$27,843	$32,095
Trade accounts receivable, net	69,014	91,647
Inventory	67,017	73,989
Accounts payable and accrued expenses	54,465	73,986
Line of credit	5,000	20,120
Term loan	71,250	75,000
Stockholders’ equity	$150,123	$148,689

Reconciliation of Diluted Earnings Per Common Share

	Quarter Ended March 31,
	2009	2008
As reported	$0.10	$0.11
Recall-related items	0.01	0.05
As adjusted	$0.11	$0.16

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Quarter Ended March 31,
	2009	2008
Net sales by category:
Mother, infant and toddler products	$47,343	$46,221
Preschool, youth and adult products	38,925	47,069
Net sales	$86,268	$93,290

Net sales by channel:
Chain retailers	$67,380	$69,114
Specialty retailers, wholesalers, OEM dealers and other	18,888	24,176
Net sales	$86,268	$93,290

Net sales by geographic location:
North America	$67,771	$72,966
International (1)	18,678	20,586
Sales and transfers between segments	(181)	(262)
Net sales	$86,268	$93,290

(1) International sales were negatively impacted from foreign currency exchange rates by approximately 28% in the quarter ended March 31, 2009.

Preschool, Youth and Adult Products Net Sales
Excluding Discontinued Product Lines
(in thousands)

	Quarter Ended March 31,
	2009	2008
Preschool, youth and adult products net sales from:
Continuing product lines	$38,881	$45,901
Discontinued product lines	44	1,168
As reported	$38,925	$47,069

Calculation of Adjusted EBITDA
(in thousands)

	Quarter Ended March 31,
	2009	2008
Income before income taxes	$2,965	$3,797
Depreciation	2,838	3,103
Amortization	196	225
Compensation expense for equity awards	1,167	1,358
Recall-related items	303	1,472
Loss on sale of fixed assets	7	1
Interest expense	1,177	1,464
Adjusted EBITDA	$8,653	$11,420